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                                                                    EXHIBIT 99.4


                 [LETTERHEAD OF LADENBURG THALMANN & CO. INC.]



                                              January 28, 2002



The Special Committee of the Board of Directors of
GlobalNet, Inc.
1919 South Highland Avenue
Suite 125 D
Lombard, Illinois 60148

Gentlemen:

      We hereby consent to the use of our opinion letter to the Special Committee of the Board of Directors of GlobalNet, Inc. included as Annex D to the proxy statement-prospectus which forms a part of the registration statement on Form S-4 relating to the proposed merger provided for in the Agreement and Plan of Merger dated as of January 6, 2002, among GlobalNet, Inc., The Titan Corporation and TT III Acquisition Corp., and to the reference to such opinion therein.

      In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such registration statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                               Very truly yours,



                                               /s/ LADENBURG THALMANN & CO. INC.

                                               LADENBURG THALMANN & CO. INC.